UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)
__________________

Delaware	1-07151	31-0595760
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1221 Broadway, Oakland, California 94612-1888
(Address of principal executive offices) (Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) Material Compensatory Plan.

On February 15, 2011, as part of its ongoing review of compensation plans and benchmarking of executive compensation levels, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Clorox Company (the “Company”) approved an Executive Retirement Plan (the “Plan”), which is a defined contribution nonqualified deferred compensation plan. The Plan will not become effective until July 1, 2011. In conjunction with the adoption of the Plan, the Company intends to take action in July 2011 to freeze benefits under The Clorox Company Supplemental Executive Retirement Plan (the “Prior SERP”).

The Plan will provide additional retirement benefits to participants, beginning in the Company’s 2012 fiscal year, that are intended to offset a portion, but not all, of the reduction in retirement benefits those participants will incur as a result of a freeze of benefits under the Prior SERP. Participation in the Plan will be limited to selected Company executives, including all of the Company’s named executive officers other than the Chief Executive Officer (“CEO”).

The Plan allows for discretionary contributions to be made from time to time to participants’ accounts under the Plan, which contributions generally vest over three years from the date the contribution is made; provided that Plan participants who are currently participants in the Prior SERP and over 55 years of age will always be fully vested in all Company contributions to the Plan.

The Plan is a defined contribution plan, meaning that the Company allocates contributions to participants’ accounts under the Plan, which the participant is permitted to hypothetically invest in a range of mutual fund offerings made available by the Company for purposes of calculating earnings and losses on participants’ accounts under the Plan. The Plan permits participants to elect to receive distributions under the Plan, which generally become payable only upon a termination of employment with the Company, in either a lump sum cash payment or in up to fifteen annual installments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CLOROX COMPANY

Date: February 18, 2011	By:	/s/ Laura Stein
Senior Vice President –
General Counsel